Exhibit (a)(1)(D)

        OFFER TO PURCHASE FOR CASH
ANY AND ALL OUTSTANDING SHARES OF COMMON STOCK
OF
Eon Labs, Inc.
BY
Zodnas Acquisition Corp.
an indirect wholly owned subsidiary
OF
Novartis AG
AT
$31.00 NET PER SHARE

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 20, 2005, UNLESS THE OFFER IS EXTENDED.

May 23, 2005

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        We have been appointed by Novartis Corporation ("Novartis US"), a New York corporation and an indirect wholly owned subsidiary of Novartis AG, a Swiss corporation, to act as Information Agent in connection with Zodnas Acquisition Corp.'s (an indirect wholly owned subsidiary of Novartis US) ("Purchaser") offer to purchase for cash any and all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Eon Labs, Inc., a Delaware corporation (the "Company"), at a purchase price of $31.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 23, 2005 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements to the Offer to Purchase or to the Letter of Transmittal, collectively constitute the "Offer") enclosed herewith. Holders of Shares whose certificates for such Shares (the "Share Certificates") are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary (as defined below) on or prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 4—"Procedure for Tendering Shares" of the Offer to Purchase.

        Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

        Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

  1.
  The Offer to Purchase, dated May 23, 2005.

  2.
  The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

  3.
  The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to ComputerShare Trust Company, Inc. (the "Depositary")

    on or prior to the Expiration Date or if the procedure for book-entry transfer cannot be completed on or prior to the Expiration Date.

  4.
  The letter to stockholders of the Company from Bernhard Hampl, Ph.D., Chief Executive Officer of the Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the United States Securities and Exchange Commission.

  5.
  A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee with space provided for obtaining such clients' instructions with regard to the Offer.

  6.
  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

  7.
  A return envelope addressed to ComputerShare Trust Company, Inc., as Depositary.

        YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 20, 2005, UNLESS THE OFFER IS EXTENDED.

        The Offer is conditioned upon (1) the contemporaneous or immediately subsequent purchase by Novartis US or its designees of the 60,000,000 Shares owned by Santo Holding (Deutschland) GmbH ("Santo"), representing approximately 67.5% of the outstanding equity interest in the Company, pursuant to the Agreement for Purchase and Sale of Stock, dated as of February 20, 2005, by and among Novartis US, Santo, and for purposes of Section 12 thereof only, Novartis AG (the "Santo Agreement," and such stock purchase, the "Santo Purchase"); and (2) satisfaction of all applicable legal requirements for consummating the Offer. See Section 15—"Conditions to the Offer" of the Offer to Purchase. Although there are no conditions to the Offer other than those described above, because the Offer is conditioned upon the Santo Purchase, each of the conditions to the consummation of the Santo Purchase is indirectly a condition to the Offer. See Subsection 12(c)—"the Santo Agreement" of the Offer to Purchase.

        The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal, and is being made to all holders of Shares subject to the terms and conditions set forth in the Offer to Purchase. Novartis US and Purchaser are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Novartis US and Purchaser become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Novartis US and Purchaser will make a good faith effort to comply with that state statute. If, after a good faith effort, Novartis US and Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will Purchaser accept tenders from or on behalf of, Company stockholders in that state.

        Both the Company's Board of Directors and a special committee of the Company's Board of Directors (the "Special Committee") consisting of independent directors not affiliated with Santo have (i) determined by unanimous vote that each of the transactions contemplated by the Merger Agreement (as defined in the Offer to Purchase), including the Offer and the Merger (as defined in the Offer to Purchase), is fair to and in the best interests of the Company and its stockholders other than Santo, (ii) approved the Santo Purchase, the Offer, the Merger and the Merger Agreement in accordance with the Delaware General Corporation Law, (iii) recommended acceptance and approval of the Offer and adoption of the Merger Agreement by the Company's stockholders and (iv) taken all other action within the Board of Directors' and the Special Committee's power to render Section 203 of the Delaware General Corporation Law, if applicable, inapplicable to the Santo Purchase, the Offer and the Merger.

        In order to take advantage of the Offer, (1) a duly executed and properly completed Letter of Transmittal (or facsimile thereof) and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary, and (2) either Share Certificates representing the tendered Shares should be delivered to the Depositary or such Shares should be tendered by book-entry transfer and a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares should be delivered to the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

        Holders of Shares whose Share Certificates are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary on or prior to the expiration date of the Offer, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 4 of the Offer to Purchase.

        Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Depositary, Goldman, Sachs & Co. as the Dealer Manager for the Offer (the "Dealer Manager") and Georgeson Shareholder Communications Inc. (the "Information Agent") (as described in the Offer to Purchase)) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at its address and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

                      Very truly yours,

                      Georgeson Shareholder Communications Inc.

        Nothing contained herein or in the enclosed documents shall make you or any other person the agent of Purchaser, Novartis US, Novartis AG, the Depositary, the Dealer Manager or the Information Agent, or any affiliate of any of them, or authorize you or any other person to make any statement or use any document on behalf of any of them in connection with the offer other than the enclosed documents and the statements contained therein.